Exhibit 4.2

EXECUTION VERSION

This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of May 27, 2015, among HARMAN FINANCE INTERNATIONAL, S.C.A., a corporate partnership limited by shares (société en commandite par actions) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg register of commerce and companies under number B 196.390 (the “Issuer”) acting through its general partner Harman Finance International GP S.à r.l. a private limited liability company (société à responsabilité limitée), incorporated under the laws of Luxembourg, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 196.380 with a share capital of EUR 12,500 (the “General Partner”), HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED, a Delaware corporation (the “Guarantor”), and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Issuer, the Guarantor and the Trustee have heretofore executed and delivered an indenture, dated as of May 27, 2015 (the “Indenture”), providing for the issuance by the Issuer from time to time of its debt securities to be issued in one or more series;

WHEREAS, Sections 2.01 and 9.01(10) of the Indenture provide, among other things, that the Issuer, the Guarantor and the Trustee may, without the consent of Holders, enter into indentures supplemental to the Indenture to provide for specific terms applicable to any series of debt securities;

WHEREAS, the Issuer intends by this First Supplemental Indenture to create and provide for the issuance of a new series of Securities to be designated as the “2.000% Senior Notes due 2022” (the “Notes”), for which all payments of principal and interest shall be made in euros (subject to limited exceptions described herein);

WHEREAS, the Notes will be entitled to the benefits of the Guarantee of the Guarantor; and

WHEREAS, all (i) things necessary to make the Notes, when executed by the Issuer and authenticated and delivered by the Trustee, issued upon the terms and subject to the conditions set forth hereinafter and in the Indenture and delivered as provided in the Indenture against payment therefor, valid, binding and legal obligations of the Issuer, (ii) things necessary to make the Guarantee, when the Notes have been executed by the Issuer and authenticated and delivered by the Trustee and issued upon the terms and subject to the conditions set forth hereinafter and in the Indenture and delivered as provided in the Indenture against payment therefor, valid, binding and legal obligations of the Guarantor and (iii) actions required to be taken by the Issuer and the Guarantor under the Indenture to make this First Supplemental Indenture a valid, binding and legal agreement of the Issuer and the Guarantor, have been done.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

(a) All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Indenture.

(b) The following are definitions used in this First Supplemental Indenture, and to the extent that a term is defined both herein and in the Indenture, the definition in this First Supplemental Indenture shall govern with respect to the Notes.

“Additional Amounts” shall have the meaning set forth in paragraph 12 on the reverse side of the Note.

“Attributable Debt” with regard to a Sale and Leaseback Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under the lease during the remaining term thereof (including any period for which the lease has been extended), discounted at the rate of interest set forth or implicit in the terms of the lease (or, if not practicable to determine the rate, the weighted average interest rate per annum borne by the Notes then outstanding under the Indenture) compounded semi-annually. In the case of any lease that is terminable by the lessee upon the payment of a penalty, the net amount of rent will be the lesser of (x) the net amount determined assuming termination upon the first date the lease may be terminated (in which case the net amount will also include the amount of the penalty, but will not include any rent that would be required to be paid under the lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with generally accepted accounting principles in effect in the United States as of the date of the Indenture.

“Change of Control” means the occurrence of any one of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Guarantor and its Subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Guarantor and/or one or more of its Subsidiaries;

(2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Guarantor, measured by voting power rather than number of shares;

(3) the Guarantor consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Guarantor, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Guarantor or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Voting Stock of the Guarantor outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, at least a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4) the first day on which the majority of the members of the Board of Directors of the Guarantor cease to be Continuing Directors; or

(5) the approval by the holders of the Voting Stock of the Guarantor of any plan for the liquidation or dissolution of the Guarantor.

“Change of Control Triggering Event” means the Notes cease to be rated Investment Grade by both of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the date of the Guarantor’s first public announcement of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control or, if earlier, upon abandonment of the Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as either of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade). Unless both of the Rating Agencies are providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed to have ceased to be rated Investment Grade by both of the Rating Agencies during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Clearstream” means Clearstream Banking, société anonyme, or its successor.

“Common Depositary” means any Person acting as the common depositary for Euroclear and Clearstream, which shall initially be Elavon Financial Services Limited.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Issuer, a German government bond whose maturity is closest to the maturity of the Notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Issuer, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank.

“Consolidated Tangible Assets” means, as of the date of determination, the aggregate amount of assets of the Guarantor and its Subsidiaries as of the most recent consolidated balance sheet available as of that date of the Guarantor and computed in accordance with GAAP applied on a consistent basis, reduced by the amount of goodwill and other intangible assets of the Guarantor and its Subsidiaries reflected on such balance sheet.

“Continuing Director” means, as of any date of determination, any member of the Guarantor’s Board of Directors who:

(1) was a member of such Board of Directors on the date of the issuance of the Notes; or

(2) was nominated for election or elected or appointed to the Guarantor’s Board of Directors with the approval of a majority of the Continuing Directors who were members of the Guarantor’s Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Guarantor’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Debt” means with respect to a Person all obligations of such Person for borrowed money and all such obligations of any other Person for borrowed money guaranteed by such Person.

“Depositary” means, for purposes of this First Supplemental Indenture, the Common Depositary.

“€” or “euro” means a euro or other equivalent unit in such coin or currency of the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear System, or its successor.

“Funded Debt” means, on the date of determination, any Debt maturing by its terms more than 12 months from such date (notwithstanding that any portion of such Debt is included in current liabilities), including any Debt renewable or extendible at the option of the borrower to a date later than 12 months from such date of determination.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P).

“Liens” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other similar encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person.

“Material Subsidiary” means each Subsidiary of the Guarantor which owns a Principal Property.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Paying Agent” means Elavon Financial Services Limited, UK Branch, as Paying Agent for the Notes or any successor entity appointed by the Issuer as Paying Agent for the Notes in London, England.

“Payor” shall have the meaning set forth in paragraph 12 on the reverse side of the Note.

“Permitted Liens” means:

(1) Liens existing on the date of the Indenture, or any Lien in favor of the Trustee for the benefit of Holders of the Notes;

(2) Liens in favor of the Issuer or the Guarantor;

(3) Liens on any property existing at the time the Guarantor or a Material Subsidiary acquired or leased such property, including property acquired by the Guarantor or a Material Subsidiary through a merger or similar transaction;

(4) Liens on any Principal Property to secure all or part of the cost of acquisition, construction, development or improvement of such Principal Property, or to secure Debt incurred to provide funds for any such purposes, provided, that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than 12 months after the later of (A) the completion of the acquisition, construction, development or improvement of such Principal Property and (B) the placing in operation of such Principal Property or of such Principal Property as so constructed, developed or improved;

(5) Liens on property of any Person existing at the time such Person becomes a Material Subsidiary;

(6) Liens imposed by law for taxes, assessments or charges of any governmental authority for claims which are not overdue for a period of more than 90 days, or to the extent that such Lien is being contested in good faith by appropriate actions and adequate reserves in accordance with GAAP are being maintained therefor;

(7) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business which are not delinquent for a period of more than 90 days or remain payable without penalty or which are being contested in good faith by appropriate actions;

(8) Liens securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (ii) surety bonds (excluding appeal bonds and other bonds posted in connection with court proceedings or judgments) and (iii) other non-delinquent obligations of a like nature (including those to secure health, safety, environmental, workers’ compensation, unemployment insurance, pension plans and insurance obligations) in each case incurred in the ordinary course of business;

(9) Liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Guarantor or its Subsidiaries with respect to which the Guarantor or its Subsidiaries are in good faith prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired, and Liens relating to final unappealable judgment liens which are satisfied within 90 days of the date of judgment or Liens incurred by the Guarantor or any of the Guarantor’s Subsidiaries (other than the Issuer) for the purpose of obtaining a stay or discharge in the course of any litigation or proceeding to which the Guarantor or any of its Subsidiaries is a party;

(10) easements, rights-of-way, zoning or any other restrictions, encroachments, protrusions and other similar encumbrances on real property which in the aggregate do not materially detract from the value of such property or materially interfere with the ordinary conduct of the Guarantor’s businesses or the businesses of its Subsidiaries , taken as a whole;

(11) Liens securing obligations in respect of Capital Leases on assets subject to such leases, provided that such leases are not otherwise prohibited;

(12) any Lien renewing, extending or replacing any Lien referred to in clauses (1) through (11) or this clause (12), to the extent that (a) the principal amount of the indebtedness secured by such Lien is not increased and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby; or

(13) any other Lien on any of the Guarantor’s or its Subsidiaries’ (other than the Issuer) assets or properties that secure indebtedness, liabilities and obligations of the Guarantor or its Subsidiaries in an aggregate amount at the time of the creation of such Lien that, together with the amount of such indebtedness, liabilities and obligations secured by other Liens pursuant to this clause at such time, does not exceed an amount equal to 12.5% of the Guarantor’s Consolidated Tangible Assets (determined as of the most recently ended fiscal quarter for which financial statements are available).

“Person” means an individual, limited liability company, partnership, corporation, trust, unincorporated organization, association, joint venture or other entity or a government or agency or political subdivision thereof.

“Principal Property” means any manufacturing plant, warehouse, office building or parcel of real property, including fixtures but excluding leases and other contract rights which might otherwise be deemed real property, owned by the Guarantor or any of its Subsidiaries, whether owned on the date of the Indenture or thereafter acquired, that has a gross book value (determined in accordance with GAAP) in excess of 1.0% of the Consolidated Tangible Assets of the Guarantor and its consolidated subsidiaries. Any plant, warehouse, office building or parcel of real property or portion thereof will not be a Principal Property if the Guarantor’s Chief Financial Officer or Board of Directors in good faith determines it is not of material importance to the business conducted by the Guarantor and its Subsidiaries taken as a whole.

“Rating Agency” means each of Moody’s and S&P; provided, that if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Guarantor’s control, Rating Agency shall include any “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Guarantor as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Registrar” means Elavon Financial Services Limited, as Registrar and Transfer Agent for the Notes, or any successor entity appointed by the Issuer as Registrar for the Notes.

“Relevant Taxing Jurisdiction” shall have the meaning set forth in paragraph 12 on the reverse side of the Note.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date (as defined in Section 2.04(c) of this First Supplemental Indenture) with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such Redemption Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw- Hill Companies, Inc., and its successors.

“Sale and Leaseback Transaction” means any arrangement with any Person relating to property owned on the date of the Indenture or thereafter acquired whereby the Guarantor or any Subsidiary of the Guarantor transfers such property to another Person and the Guarantor or the Subsidiary leases or rents it from such Person.

“Subsidiary” means any corporation, partnership or other legal entity (a) the accounts of which are consolidated with the Guarantor’s in accordance with GAAP and (b) of which, in the case of a corporation, more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by the Guarantor or by one or more other Subsidiaries, or by the Guarantor and one or more other Subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is, at the time, directly or indirectly owned or controlled by the Guarantor or by one or more of the Subsidiaries or by the Guarantor and one or more of the Subsidiaries.

“Taxes” shall have the meaning set forth in paragraph 12 on the reverse side of the Note.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

Section 1.02. Other Definitions.

Term	Defined in Section
“Change in Tax Law”	3.03
“Change of Control Offer”	4.01(a)
“Change of Control Payment”	4.01(a)
“Change of Control Payment Date”	4.01(b)
“Interest Payment Date”	2.04(c)
“Maturity Date”	2.04(b)
“Regular Record Date”	2.04(c)
“Tax Redemption Date”	3.03

Section 1.03. Incorporation by Reference of Trust Indenture Act.

This First Supplemental Indenture is subject to the mandatory provisions of the TIA, which are incorporated by reference in and made a part of this First Supplemental Indenture. The following TIA terms have the following meanings:

“Commission” means the SEC.

“indenture securities” means the Notes.

“indenture security holder” means a Holder.

“indenture to be qualified” means this First Supplemental Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Issuer and the Guarantor and any other obligor on the indenture securities.

All other TIA terms used in this First Supplemental Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rules promulgated under the TIA have the meanings assigned to them by such definitions.

ARTICLE II

APPLICATION OF SUPPLEMENTAL INDENTURE AND CREATION, FORMS,

TERMS AND CONDITIONS OF NOTES

Section 2.01. Application of this First Supplemental Indenture. Notwithstanding any other provision of this First Supplemental Indenture, the provisions of this First Supplemental Indenture, including the covenants set forth herein, are expressly and solely for the benefit of the Holders of the Notes. The Notes constitute a separate series of Securities as provided in Section 2.01 of the Indenture.

Section 2.02. Creation of the Notes. In accordance with Section 2.01 of the Indenture, the Issuer hereby creates the Notes as a separate series of its Securities issued pursuant to the Indenture. The Notes shall be issued initially in an aggregate principal amount of €350,000,000.

Section 2.03. Form of the Notes. The Notes shall each be issued in registered form represented by a Global Security, duly executed by the Issuer and the Guarantor and authenticated by the Trustee, which shall be deposited with, or on behalf of Clearstream or Euroclear, and registered in the name of USB Nominees (UK) Limited, as the nominee of Elavon Financial Services Limited, a common depositary for the accounts of Clearstream and Euroclear. The Notes shall be substantially in the form of Exhibit A attached hereto. So long as the Common Depositary, or its nominee, is the registered owner of a Global Security, the Common Depositary or its nominee, as the case may be, shall be considered the sole owner or Holder of the Notes represented by such Global Security for all purposes under the Indenture and under such Notes. Ownership of beneficial interests in such Global Security shall be shown on, and transfers thereof will be effective only through, records maintained by the Common Depositary or its nominee (with respect to beneficial interests of participants) or by participants or Persons that hold interests through participants (with respect to beneficial interests of beneficial owners). Notwithstanding the foregoing, nothing herein shall (x) prevent the Issuer or the Trustee from giving effect to any written communication, proxy or other authorization furnished by the Common Depositary or its nominee, as applicable, or (y) impair the operation of customary practices of such Common Depositary governing the exercise of the rights of an owner of a beneficial interest in the Global Security. No notations of guarantees are required to be included on any of the Notes. In case of discrepancies between the Securities Register for the Notes held by the Registrar and the register for Holders of Notes held by the Issuer at its registered office in accordance with the provisions of the Luxembourg law of 10 August 1915 on commercial companies as amended, the register held by the Issuer shall prevail for Luxembourg law purposes.

Section 2.04. Terms and Conditions of the Notes.

The Notes shall be governed by all the terms and conditions of the Indenture, as supplemented by this First Supplemental Indenture. In particular, the following provisions shall be terms of the Notes:

(a) Title and Conditions of the Notes. The title of the Notes shall be as specified in the Recitals; and the aggregate principal amount of the Notes shall be unlimited.

(b) Stated Maturity. The Notes shall mature, and the principal of the Notes shall be due and payable in euros to the Holders thereof, together with all accrued and unpaid interest thereon, on May 27, 2022 (the “Maturity Date”).

(c) Payment of Principal and Interest. The Notes shall bear interest at 2.000% per annum, from and including May 27, 2015, or from the most recent Interest Payment Date (as defined hereafter) on which interest has been paid or provided for until the principal thereof becomes due and payable, and on any overdue principal. Interest will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or May 27, 2015 if no interest has been paid on the Notes), to but excluding the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association. Interest on the Notes shall be payable annually on May 27 of each year, beginning on May 27, 2016 (each such date, an “Interest Payment Date” for the purposes of the Notes under this First Supplemental Indenture). Payments of interest shall be made to the Person in whose name a Note (or predecessor Note) is registered (which shall initially be the Depositary) at the close of business on the Business Day immediately preceding such Interest Payment Date (each such date, a “Regular Record Date” for the purposes of the Notes under this First Supplemental Indenture). As specified in paragraph 12 on the reverse of the Note, the Issuer and the Guarantor agree to pay Additional Amounts as set forth therein.

(d) Registration and Form. The Notes shall be issuable as registered securities as provided in Section 2.03 of this Article II. The form of the Notes shall be as set forth in Exhibit A attached hereto. The Notes shall be issued and may be transferred only in minimum denomination of €100,000 and integral multiples of €1,000 in excess thereof. All payments of principal, Redemption Price, any purchase price relating to a Change of Control Offer, any Additional Amounts (if any) and accrued unpaid interest in respect of the Notes shall be made by the Issuer as set forth in the Notes.

(e) Place of Payment and Appointment and Funding. All payments of interest and principal, including payments made upon any redemption of the Notes, Change of Control Offer and any Additional Amounts (if any) shall be payable at the office or agency of the Issuer maintained for such purposes in London, England, which shall initially be the principal corporate trust office of the Paying Agent; provided, however, that payment of interest may be made at the option of the Issuer (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Securities Register; and provided that the Issuer shall pay interest and principal, including payments made upon any redemption of the Notes, any purchase price relating to a Change of Control Offer and any Additional Amounts (if any) on the Notes in global form registered in the name of or held by USB Nominees (UK) Limited, as nominee of Elavon Financial Services Limited, a common depositary for the accounts of Clearstream and Euroclear, or such other Depositary as any officer of the Issuer may from time to time designate, or its respective nominee, by wire in immediately available funds to such Depositary or its nominee, as the case may be, as the registered Holder of such Notes in global form. Transfer of the Notes shall be registrable, the Notes shall be exchangeable for Notes of a like aggregate principal amount, and notices and demands to or on the Issuer in respect of the Notes and the Indenture, as amended and supplemented, may be served at the office or agency of the Issuer maintained for such purpose in New York, New York, which shall initially be the corporate trust office of the Trustee in New York, New York.

Upon notice to the Trustee, the Issuer may change any Paying Agent or Registrar; provided, however, that the Issuer shall undertake to maintain a Paying Agent in a member state of the European Union that is not obliged to withhold or deduct tax pursuant to the European Union Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income, or any law implementing, or complying with or introduced in order to conform to, such directive.

On or prior to the date that any payments of interest and principal, including payments made upon any redemption of the Notes, any purchase price relating to a Change of Control Offer and any Additional Amounts (if any), or any other amount payable in respect of the Notes is due and payable, the Issuer shall deposit with the Paying Agent in London, England, an amount of money in euros sufficient to pay any and all such amounts due and payable in respect of the Notes on such payment date.

(f) Issuance in Euro. All payments of interest and principal, including payments made upon any redemption of the Notes, any purchase price relating to a Change of Control Offer and any Additional Amounts (if any), will be made in euros; provided that if the euro is unavailable to the Issuer and the Guarantor due to the imposition of exchange controls or other circumstances beyond the control of the Issuer or the Guarantor or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to the Issuer and the Guarantor or so used. If the euro is unavailable to the Issuer and the Guarantor, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, if the U.S. Federal Reserve Board has not mandated a rate of conversion, the rate will be determined in the sole discretion of the Issuer or the Guarantor on the basis of the most recently available market exchange rate for the euro. Any payment in respect of the Notes so made in U.S. dollars will not constitute an Event of Default under the Notes or the Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing. Any references elsewhere in this First Supplemental Indenture or the Notes to payments being made in euros notwithstanding, payments shall be made in U.S. dollars to the extent set forth in this Section 2.04(f).

(g) Legal Defeasance and Covenant Defeasance. The provisions for legal defeasance in Section 8.02 of the Indenture, and the provisions for covenant defeasance in Section 8.03 of the Indenture, shall be applicable to the Notes. For the avoidance of doubt, if the Issuer shall effect a defeasance of the Notes pursuant to Section 8.02 or Section 8.03 of the Indenture, the Issuer and the Guarantor shall cease to have any obligation to comply with the covenants and agreements set forth in Articles IV and V of this First Supplemental Indenture and the omission to comply with such covenants and agreements shall not constitute an Event of Default.

(h) Further Issuance. Notwithstanding anything to the contrary contained herein or in the Indenture, the Issuer may, from time to time, without the consent of or notice to the Holders, create and issue further securities having the same interest rate, maturity and other terms (except for the issue date, the public offering price and the first Interest Payment Date) as, ranking equally and ratably with, the Notes. Additional Notes issued in this manner shall be consolidated with and shall form a single series with the previously outstanding Notes, including for purposes of voting and redemptions. Any additional Notes issued as part of the same series as the Notes will be fungible with the Notes for United States federal income tax purposes.

(i) Redemption. The Notes are subject to redemption by the Issuer in whole or in part in the manner described in Article V of the Indenture, as modified by the terms and provision provided in Article III of this First Supplemental Indenture.

(j) Guarantee. The payment of the principal and any accrued and unpaid interest on the Notes, whether at the Maturity Date, by acceleration, by redemption or otherwise, is fully, unconditionally and irrevocably guaranteed by the Guarantor as provided in Article X of the Indenture.

(k) Ranking. The Notes will be the Issuer’s unsecured and unsubordinated obligations and will rank equally with all of its unsecured and unsubordinated indebtedness outstanding on the date of the Indenture and thereafter and senior to all of its subordinated debt outstanding on the date of the Indenture and thereafter. The Guarantee will be the Guarantor’s unsecured and unsubordinated obligations, and will rank equally with all of its unsecured and unsubordinated indebtedness outstanding on the date of the Indenture and thereafter and senior to all of its subordinated debt outstanding on the date of the Indenture and thereafter.

(l) Sinking Fund. The Notes are not entitled to any sinking fund.

(m) Transfers of Beneficial Interests. Subject to Sections 2.08 and 2.16 of the Indenture, interests of beneficial owners in a Global Security shall be transferred in accordance with the rules and procedures of Euroclear and Clearstream (or their respective successors).

(n) Other Terms and Conditions. The Notes shall have such other terms and conditions as provided in the form thereof attached as Exhibit A hereto.

ARTICLE III

REDEMPTION

Section 3.01. Optional Redemption. At any time prior to February 27, 2022, the Notes are subject to redemption, in whole or in part, from time to time, at the Issuer’s option upon at least 30 days’ but not more than 60 days’ prior written notice to each Holder of Notes to be redeemed at a Redemption Price equal to the greater of:

(i) 100% of the principal amount of the Notes to be redeemed, and

(ii) the sum of the present values of the Remaining Scheduled Payments of the Notes to be redeemed, discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL ICMA) at the Comparable Government Bond Rate plus 30 basis points.

At any time on or after February 27, 2022, the Issuer may redeem the Notes, in whole or in part from time to time, at its option upon at least 30 days’ but not more than 60 days’ prior written notice to each Holder of Notes to be redeemed, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed.

In each case, the Issuer will also pay the accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date. For the avoidance of doubt, the Issuer will not be responsible for giving notice to anyone other than the registered Holder of the Notes to be redeemed.

Section 3.02. Open Market Repurchases. Notwithstanding any provision hereunder or under the Indenture to the contrary, the Issuer, the Guarantor and any of their respective Affiliates may purchase Notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Notes that the Issuer, the Guarantor or any of their respective Affiliates purchase may, at the Issuer’s discretion, be held, resold or canceled.

Section 3.03. Redemption for Tax Reasons. The Issuer may redeem the Notes in whole, but not in part, at any time upon giving not less than 30 nor more than 60 days’ prior notice to the Holders (with a copy to the Trustee and the Paying Agents) of the Notes (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but excluding, the date fixed for redemption (a “Tax Redemption Date”) and all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if any, if the Issuer determines in good faith that, as a result of:

(1)	any change in, or amendment to, the law or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction affecting taxation; or

(2)	any change in position regarding the official application, administration or written interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), the Issuer or the Guarantor (including any successor entity) with respect to the Notes or the Guarantee, as the case may be, is, or on the next Interest Payment Date in respect of the Notes would be, required to pay any Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to the Issuer or the Guarantor, individually or together (including, for the avoidance of doubt, the appointment of a new Paying Agent where this would be reasonable). Such Change in Tax Law must become effective on or after the original issue date of the Notes, or if a jurisdiction becomes a Relevant Taxing Jurisdiction after the original issue date of the Notes, after the date on which such jurisdiction became a Relevant Taxing Jurisdiction. Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Payor would be obliged to make such payment of Additional Amounts and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or mailing of any notice of redemption of Notes pursuant to the foregoing, the Issuer will deliver to the Trustee (a) an Officers’ Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and (b) an Opinion of Counsel of an independent tax counsel of recognized standing to the effect that the Issuer or the Guarantor, as the case may be, has been or will become obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee will accept such Officers’ Certificate and Opinion of Counsel as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the Holders.

ARTICLE IV

CHANGE OF CONTROL

Section 4.01. Change of Control.

(a) Upon the occurrence of a Change of Control Triggering Event, unless the Issuer has given written notice with respect to a redemption of the Notes as described under Sections 3.01 or 3.03 of this First Supplemental Indenture and Section 5.04 of the Indenture, each Holder of Notes will have the right to require the Issuer to purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”).

(b) Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Issuer’s option, prior to any Change of Control but after the public announcement of the transaction that constitutes or may constitute the Change of Control, the Issuer will send, by first class mail, a notice to each Holder of Notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of Notes electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice, or transfer their Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

(c) On each Change of Control Payment Date, the Issuer will, to the extent lawful, (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

(d) The Issuer will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Issuer and such third party purchases all Notes properly tendered and not withdrawn under its offer.

(e) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of such conflicts.

ARTICLE V

COVENANTS

The covenants set forth in this Article V shall be applicable to the Guarantor and the Issuer, as applicable, in addition to the covenants in Article III of the Indenture, which shall in all respects be applicable in respect of the Notes.

Section 5.01. Limitation on Liens.

The Guarantor will not, and will not permit any Material Subsidiary to, create, assume or permit to exist, any Lien, other than Permitted Liens, on any Principal Property, owned on the date of the Indenture or thereafter acquired by the Guarantor or any Subsidiary of the Guarantor, to secure Debt, without effectively providing concurrently that the Notes are secured equally and ratably with such Debt, for so long as such Debt shall be so secured. The Issuer will not create, assume or permit to exist any Lien on any property now owned or hereafter acquired by the Issuer to secure Debt.

Section 5.02. Limitation on Sale and Leaseback Transactions.

The Guarantor will not, and will not permit any Material Subsidiary to, enter into any Sale and Leaseback Transaction covering any Principal Property owned by the Guarantor or any Material Subsidiary. However, a Sale and Leaseback Transaction will not be prohibited if:

(a) the transaction is permitted pursuant to the exception described in clause (13) of the definition of Permitted Liens;

(b) the proceeds of the Sale and Leaseback Transaction are at least equal to the fair value (as determined by the Guarantor’s Chief Financial Officer or Board of Directors in good faith) of the Principal Property leased pursuant to such transaction and an amount equal to the greater of (i) the net proceeds of the sale or transfer and (ii) the Attributable Debt of the Principal Property sold (as determined by the Guarantor) is applied within 360 days of the Sale and Leaseback Transaction to either (x) the purchase or acquisition of, or, in the case of real property, the commencement of construction on or improvement of, property or assets, or (y) the voluntary retirement or repayment (other than at maturity or pursuant to a mandatory sinking fund or mandatory redemption provision) of Funded Debt of the Guarantor (other than indebtedness subordinated to the Notes) or a Material Subsidiary, for money borrowed, maturing more than 12 months after the voluntary retirement;

(c) the lease is for a period not exceeding three years and by the end of which it is intended that the use of such Principal Property by the lessee will be discontinued; or

(d) the lease is with the Guarantor or another Material Subsidiary.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01. The events of default in Article VI of the Indenture shall be applicable to the Notes. In addition, the following shall be Events of Default with respect to the Notes:

(a) an event of default (i) under the terms of any indenture or instrument for borrowed money under which the Issuer or any of its Subsidiaries or the Guarantor or any of its Subsidiaries has outstanding an aggregate principal amount of at least $100,000,000 or (ii) under the terms of the Guarantor’s primary revolving bank facility, in each case, which event of default results in an acceleration of the payment of all or a portion of such indebtedness for money borrowed (which acceleration is not rescinded or annulled within 60 days after notice of such acceleration); and

(b) the entry against the Issuer or any of its Subsidiaries or the Guarantor or any of its Subsidiaries of one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) in excess of $100,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage) and (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Ratification of Indenture.

This First Supplemental Indenture is executed and shall be constructed as an indenture supplement to the Indenture, and as supplemented and modified hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this First Supplemental Indenture shall be read, taken and constructed as one and the same instrument.

Section 7.02. Trust Indenture Act Controls.

If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision that is required or deemed to be included in this First Supplemental Indenture by the TIA, the required or deemed provision shall control.

Section 7.03. Notices.

All notices and other communications shall be given as provided in the Indenture.

Section 7.04. Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THERETO (OTHER THAN N.Y. GENERAL OBLIGATIONS LAW § 5-1401). EACH OF THE ISSUER, THE GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY. THE APPLICATION OF THE PROVISIONS SET OUT IN ARTICLES 86 TO 94-8 OF THE LUXEMBOURG LAW DATED AUGUST 10, 1915 ON COMMERCIAL COMPANIES, AS AMENDED, IS EXPRESSLY EXCLUDED.

Section 7.05. Successors.

All agreements of the Issuer and the Guarantor in this First Supplemental Indenture and the Notes shall bind their successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

Section 7.06. Multiple Originals.

The parties hereto may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this First Supplemental Indenture. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 7.07. Headings.

The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 7.08. Trustee Not Responsible for Recitals.

The recitals contained herein shall be taken as statements of the Issuer and the Guarantor, and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture, except that the Trustee represents that it is duly authorized to execute and deliver this First Supplemental Indenture and perform its obligations hereunder.

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

ISSUER:

HARMAN FINANCE INTERNATIONAL, S.C.A., acting through its general partner, Harman Finance International GP S.à r.l.

By:	/s/ Sandra Ehret Rowland
Name:	Sandra Ehret Rowland
Title:	Class A Manager

[Signature page to the First Supplemental Indenture]

GUARANTOR:

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

By:	/s/ Sandra E. Rowland
Name:	Sandra E. Rowland
Title:	Executive Vice President and Chief Financial Officer

[Signature page to the First Supplemental Indenture]

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Melissa A. DuMont
Name:	Melissa A. DuMont
Title:	Vice President

[Signature page to the First Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF ELAVON FINANCIAL SERVICES LIMITED (THE “COMMON DEPOSITARY”) AS COMMON DEPOSITARY OF EUROCLEAR BANK SA/NV (“EUROCLEAR”), OR CLEARSTREAM BANKING, SOCIETE ANONYME (“CLEARSTREAM”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF ITS AUTHORIZED NOMINEE, OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AND ANY PAYMENT IS MADE TO ITS AUTHORIZED NOMINEE, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, USB NOMINEES (UK) LIMITED, HAS AN INTEREST HEREIN.

THIS NOTE IS HELD BY THE COMMON DEPOSITARY OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 9.05 OF THE INDENTURE, (II) THIS NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.08 OF THE INDENTURE, (III) THIS NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE).

CUSIP NO. 413083 AA4

ISIN NO. XS1238991480

HARMAN FINANCE INTERNATIONAL, S.C.A.

2.000% SENIOR NOTE DUE 2022

€	No.:

HARMAN FINANCE INTERNATIONAL, S.C.A., a corporate partnership limited by shares (société en commandite par actions) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg registered with the Luxembourg register of commerce and companies under number B 196.390 (the “Issuer”) acting through its general partner Harman Finance International GP S.à r.l. a private limited

Exhibit A - Page 1

liability company (société à responsabilité limitée), incorporated under the laws of Luxembourg, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 196.380 with a share capital of EUR 12,500 (the “General Partner”), for value received, hereby promises to pay to USB Nominees (UK) Limited, as nominee of Elavon Financial Services Limited, a common depositary for the accounts of Euroclear and Clearstream (the “Common Depositary”), or registered assigns, the principal sum of €            (EUROS AND NO CENTS) or such other principal amount as shall be set forth on Schedule I hereto on May 27, 2022 and to pay interest thereon at the rate of 2.000% per annum from and including May 27, 2015, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, annually on May 27 of each year, commencing on May 27, 2016 (each, an “Interest Payment Date”), until the principal hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, except as provided in the Indenture hereinafter referred to, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Business Day immediately preceding such Interest Payment Date (each such date, a “Regular Record Date”). Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and either may be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to the Holders not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more fully provided in the Indenture.

Payment of the principal of and interest on this Note (including, without limitation, any Redemption Price, any purchase price relating to a Change of Control Offer or any Additional Amounts (if any)) will be made at the office or agency of the Issuer maintained for that purpose pursuant to the Indenture (initially the principal corporate trust office of the Paying Agent in London, England (the “Corporate Trust Office”)), or by electronic means, in euros; provided, however, that if the euro is unavailable to the Issuer and the Guarantor due to the imposition of exchange controls or other circumstances beyond the control of the Issuer or the Guarantor or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to the Issuer and the Guarantor or so used. If the euro is unavailable to the Issuer or the Guarantor, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, if the U.S. Federal Reserve Board has not mandated a rate of conversion, the rate will be determined in the sole discretion of the Issuer or the Guarantor on the basis of the most recently available market exchange rate for the euro. Any payment in respect of the Notes so made in U.S.

Exhibit A - Page 2

dollars will not constitute an Event of Default under the Notes or the Indenture. Any references elsewhere in this Note or the First Supplemental Indenture to payments being made in euros notwithstanding, payments shall be made in U.S. dollars to the extent set forth in this paragraph and in Section 2.04(f) of the First Supplemental Indenture. Payment of interest may be made at the option of the Issuer (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Securities Register. Payments of principal and interest at maturity will be made against presentation of this Note at the Corporate Trust Office (or such other office as may be established pursuant to the Indenture), by check or wire transfer. However the Issuer shall pay principal of and interest (including, without limitation, any Redemption Price, any purchase price relating to a Change of Control Offer or any Additional Amounts (if any)) on a Note in global form registered in the name of or held by USB Nominees (UK) Limited, as nominee of Elavon Financial Services Limited, as common depositary for the accounts of Clearstream and Euroclear, or such other Depositary as any officer of the Issuer may from time to time designate, or its respective nominee, by wire in immediately available funds to such Depositary or its nominee, as the case may be, as the registered Holder of this Note in global form. Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or May 27, 2015 if no interest has been paid on the Notes), to but excluding the next scheduled Interest Payment Date.

Reference is hereby made to the further provisions of this Note set forth on the reverse side hereof, which further provisions shall for all purposes have the same effect as though fully set forth at this place.

Unless the Certificate of Authentication hereon has been executed by the Trustee or an authenticating agent under the Indenture referred to on the reverse hereof by the manual signature of one of its authorized officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature Pages Follow]

Exhibit A - Page 3

IN WITNESS WHEREOF, the Issuer has caused this Note to be to be duly executed as of the date set forth below.

Date:

HARMAN FINANCE INTERNATIONAL, S.C.A., acting through its general partner, Harman Finance International GP S.à r.l.

By:
Name:	Sandra Ehret Rowland
Title:	Class A Manager

Exhibit A - Page 4

Trustee’s Certificate of Authentication

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Exhibit A - Page 5

(Reverse of Note)

HARMAN FINANCE INTERNATIONAL, S.C.A.

2.000% SENIOR NOTE DUE 2022

1. This Note is one of a duly authorized issue of securities of the Issuer designated as its 2.000% Senior Notes due 2022 (the “Notes”) unlimited in aggregate principal amount issued and to be issued under an indenture, dated as of May 27, 2015, among the Issuer, the Guarantor and U.S. Bank National Association, as trustee (herein called the “Trustee,” which term includes any successor Trustee under the Indenture), and the First Supplemental Indenture, dated as of May 27, 2015 (the “First Supplemental Indenture” and the indenture, as so supplemented by the First Supplemental Indenture and as it may be further supplemented or amended from time to time, is herein referred to as the “Indenture”), among the Issuer, the Guarantor and the Trustee. Reference is hereby made to the Indenture for a statement of the respective rights thereunder of the Issuer, the Guarantor, the Trustee and the Holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered. The indebtedness of the Issuer evidenced by the Notes, including the principal thereof and interest thereon (including post-default interest), will constitute unsecured and unsubordinated indebtedness of the Issuer and will rank equally in right of payment with all of the Issuer’s current and future unsecured and unsubordinated indebtedness.

2. At any time prior to February 27, 2022, the Notes are subject to redemption, in whole or in part, from time to time, at the Issuer’s option at a Redemption Price equal to the greater of:

(i)	100% of the principal amount of the Notes to be redeemed, and

(ii)	the sum of the present values of the Remaining Scheduled Payments of the Notes to be redeemed, discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL ICMA) at the Comparable Government Bond Rate plus 30 basis points.

At any time on or after February 27, 2022, the Issuer may redeem the Notes, in whole or in part from time to time, at its option, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed.

In each case, the Issuer will also pay the accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date.

Any notice to Holders of Notes of a redemption pursuant to this paragraph 2 hereof will include, among other things set forth in the Indenture, the Redemption Date, the Redemption Price (or the methodology for determining the Redemption Price), the amount of accrued and unpaid interest to the Redemption Date, and the name and address of the Paying Agent.

Exhibit A - Page 6

3. Upon the occurrence of a Change of Control Triggering Event, unless the Issuer has given written notice with respect to a redemption of the Notes pursuant to paragraph 2 of this Note, each Holder of Notes will have the right to require the Issuer to purchase all or a portion of such Holder’s Notes pursuant to the Change of Control Offer, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase. The Notes may also be redeemed pursuant to paragraph 14 of this Note and Section 3.03 of the First Supplemental Indenture in the circumstances set forth therein.

4. The payment of the principal of and interest on the Notes is fully and unconditionally guaranteed by the Guarantor, on the terms set forth in the Indenture.

5. If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

6. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer, the Guarantor and the rights of the Holders of Notes under the Indenture at any time by the Issuer, the Guarantor and the Trustee with the consent of the Holders of a majority in aggregate principal amount of Notes at the time outstanding. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of Notes at the time outstanding, on behalf of the Holders of all Notes, to waive compliance by the Issuer and the Guarantor with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

7. No reference herein to the Indenture and no provisions of this Note or of the Indenture shall alter or impair the obligation of the Issuer and the Guarantor, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

8. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note may be registered on the Securities Register of the Issuer, upon surrender of this Note for registration of transfer at the Corporate Trust Office, duly endorsed by, or accompanied by a written instruction of transfer in form satisfactory to the Issuer, and duly executed by the Holder hereof or such Holder’s attorney, duly authorized in writing, on which instruction the Issuer can rely, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

9. The Notes are issuable only in fully registered form, without coupons, in minimum denominations of €100,000 or any amount in excess thereof which is an integral multiple of €1,000. As provided in the Indenture, and subject to certain

Exhibit A - Page 7

limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes in authorized denominations, as requested by the Holder surrendering the same.

10. No service charge shall be made to the Holder for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

11. Prior to the due presentment of this Note for registration of transfer or exchange, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Issuer, the Trustee, nor any such agent shall be affected by notice to the contrary.

12. All payments made by the Issuer or the Guarantor or a successor of the Issuer or the Guarantor (a “Payor”) on the Notes or the Guarantee, as applicable, will be made free and clear of and without withholding or deduction for or on account of any present or future tax, assessment or other governmental charge (“Taxes”), unless the withholding or deduction of such Taxes is required by law or the official interpretation or administration thereof. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(1)	any jurisdiction from or through which payment on a Note or Guarantee is made, or any political subdivision or governmental authority thereof or therein having the power to tax; or

(2)	any other jurisdiction in which a Payor is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of clause (1) and (2), a “Relevant Taxing Jurisdiction”), will at any time be required from any payments made by or on behalf of the Issuer, the Guarantor or Paying Agent with respect to any Note or Guarantee, as the case may be, including payments of principal, redemption price, repurchase price, interest or premium, if any, the Payor will pay (together with such payments) such additional amounts (“Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by the Holders or the Trustee, as the case may be, after such withholding, deduction or imposition (including any such deduction or withholding from such Additional Amounts), will not be less than the amounts which would have been received in respect of such payments on any such Note or Guarantee in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:

(1)	any Taxes imposed by reason of the Holder (or the beneficial owner for whose benefit such Holder holds such Note), or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary Holder, being considered as:

Exhibit A - Page 8

(a)	being or having been engaged in a trade or business in a Relevant Taxing Jurisdiction or having or having had a permanent establishment in a Relevant Taxing Jurisdiction;

(b)	having a current or former connection with a Relevant Taxing Jurisdiction (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident or national of a Relevant Taxing Jurisdiction;

(c)	being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes, a private foundation or other tax-exempt organization within the meaning of the United States Internal Revenue Code of 1986, as amended (the “Code”), or a corporation that has accumulated earnings to avoid U.S. federal income tax;

(d)	being or having been a “10-percent shareholder” of a Payor as defined in section 871(h)(3) of the Code or any successor provision; or

(e)	being or having been a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2)	any payment to a Holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the Holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of Additional Amounts had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)	any Taxes that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with a Relevant Taxing Jurisdiction of the Holder or beneficial owner of the Notes, if compliance is required by statute or regulation of a Relevant Taxing Jurisdiction, or any taxing authority therein, or by an applicable income tax treaty to which a Relevant Taxing Jurisdiction is a party as a precondition to exemption from such Taxes, but only to the extent, in the case of Taxes imposed by a Relevant Taxing Jurisdiction other than the United States, a holder or beneficial owner of the Notes failed to comply with a written request of the Payor addressed to the Holder, after reasonable notice (at least 30 days before any such deduction or withholding would be payable), to comply with such certification, identification or information reporting requirements;

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(4)	any Taxes that are imposed otherwise than by withholding from a payment on the Note or Guarantee;

(5)	any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains, value added, personal property or similar Taxes;

(6)	any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000 on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such directive;

(7)	any Taxes required to be withheld by any paying agent from any payment of principal of or interest on any Note as a result of the presentation of any Note for payment (where presentation is required) by or on behalf of a Holder of Notes, if such payment could have been made without such withholding by presenting the relevant Note to at least one other paying agent in a member state of the European Union;

(8)	any Taxes that would not have been imposed but for the presentation by the Holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(9)	to any backup withholding Tax imposed pursuant to section 3406 of the Code (or any amended or successor provisions);

(10)	to any Tax imposed pursuant to section 871(h)(6) or 881(c)(6) of the Code (or any amended or successor provisions);

(11)	any Taxes imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(12)	any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9), (10), (11) and (12).

The Payor or the Paying Agent will (i) make any required withholding or deduction and (ii) remit the full amount withheld or deducted to the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor will use its commercially reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and to provide such certified copies as soon as reasonably practicable to the

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Trustee. Such copies, if obtained, shall be made available to the Holders upon request. The Payor will attach to each certified copy a certificate stating (x) that the amount of withholding Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of Notes then outstanding and (y) the amount of such withholding Taxes paid per €1,000 principal amount of the Notes.

If the Payor will be obligated to pay Additional Amounts under or with respect to any payment made on any Note, at least 30 days prior to the date of such payment, the Payor will deliver to the Trustee an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date (unless such obligation to pay Additional Amounts arises less than 45 days prior to the relevant payment date, in which case the Payor may deliver such Officers’ Certificate as promptly as practicable after the date that is 30 days prior to the payment date). The Trustee shall be entitled to rely solely on such Officers’ Certificate as conclusive proof that such payments are necessary.

The Payor will pay any present or future stamp, court or documentary Taxes, or any other excise, property or similar Taxes, assessments or other charges that arise in a Relevant Taxing Jurisdiction from the execution, delivery, registration or enforcement of any Notes, Guarantee or the Indenture, or any other document or instrument in relation thereto (other than a transfer of the Notes other than the initial resale of the Notes), and the Issuer and the Guarantor agree to indemnify the Holders for any such amounts paid by such Holders. The foregoing obligations of this paragraph will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to the Payor is organized or any political subdivision or taxing authority or agency thereof or therein.

The Notes are subject in all cases to any Tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided in this Note, the Issuer and the Guarantor will not be required to make any payment for any Taxes imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

13. Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or May 27, 2015 if no interest has been paid on the Notes), to but excluding the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

The Issuer shall pay the principal of and interest on Notes in global form registered in the name of or held by the Common Depositary or its nominee in immediately available funds to the Common Depositary or its nominees, as the case may be, as the registered Holder of such global Notes.

14. The Issuer may redeem the Notes in whole, but not in part, at any time upon giving not less than 30 nor more than 60 days’ prior notice to the Holders (with a copy to the Trustee and the Paying Agents) of the Notes (which notice will be

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irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but excluding, the Tax Redemption Date and all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if any, if the Issuer determines in good faith that, as a result of a Change in Tax Law the Issuer or the Guarantor (including any successor entity) with respect to the Notes or the Guarantee, as the case may be, is, or on the next Interest Payment Date in respect of the Notes would be, required to pay any Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to the Issuer or the Guarantor, individually or together (including, for the avoidance of doubt, the appointment of a new paying agent where this would be reasonable). Such Change in Tax Law must become effective on or after the original issue date of the Notes, or if a jurisdiction becomes a Relevant Taxing Jurisdiction after the original issue date of the Notes, after the date on which such jurisdiction became a Relevant Taxing Jurisdiction. Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Payor would be obliged to make such payment of Additional Amounts and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or mailing of any notice of redemption of Notes pursuant to the foregoing, the Issuer will deliver to the Trustee (a) an Officers’ Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and (b) an Opinion of Counsel of an independent tax counsel of recognized standing to the effect that the Issuer or the Guarantor, as the case may be, has been or will become obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee will accept such Officers’ Certificate and Opinion of Counsel as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the Holders.

15. Subject to Sections 2.08 and 2.16 of the Indenture, interests of beneficial owners in a Global Security shall be transferred in accordance with the rules and procedures of Euroclear and Clearstream (or their respective successors).

16. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer, the Guarantor or its Affiliates, and may otherwise deal with the Issuer, the Guarantor or its Affiliates, as if it were not the Trustee.

17. No past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder or other owner of Capital Stock of the Issuer or the Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantor under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

18. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

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19. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUT (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

20. Each Holder of this Note covenants and agrees by such Holder’s acceptance thereof to comply with and be bound by the foregoing provisions.

21. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THERETO (OTHER THAN N.Y. GENERAL OBLIGATIONS LAW § 5-1401) . EACH OF THE ISSUER, THE GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE. THE APPLICATION OF THE PROVISIONS SET OUT IN ARTICLES 86 TO 94-8 OF THE LUXEMBOURG LAW DATED AUGUST 10, 1915 ON COMMERCIAL COMPANIES, AS AMENDED, IS EXPRESSLY EXCLUDED.

22. All capitalized terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

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ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR

OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Security and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Security on the books of the Issuer, with full power of substitution in the premises.

Dated:

Signature:

NOTICE:	THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.01 of the First Supplemental Indenture, check the box:

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.01 of the First Supplemental Indenture, state the amount in principal amount: $

Dated:		Your Signature:

(Sign exactly as your name appears on the other side of this Note.)
Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

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Schedule I

SCHEDULE OF TRANSFERS AND EXCHANGES

The following increases or decreases in principal amount of this Global Security have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such Decrease or Increase	Signature of Authorized Signatory of trustee or Custodian

Exhibit A – Schedule I